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Exhibit 11.1
LANVISION SYSTEMS, INC.

STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS


                                                                                Fiscal Year
                                                                -----------------------------------------

                                                                     2001          2000          1999
                                                                -----------    -----------    -----------
Net earnings (loss)                                             $   210,360    $    20,893    $(3,247,073)
                                                                ===========    ===========    ===========
Average shares outstanding                                        8,889,586      8,862,974      8,827,055
Stock options:
 Total options                                                      294,874        123,619           --
 Assumed treasury stock buyback                                    (110,740)       (81,519)          --
Warrants assumed converted                                             --             --             --
Convertible redeemable preferred
 stock assumed converted                                               --             --             --
                                                                -----------    -----------    -----------
Number of shares used in per
  common share computation                                        9,073,720      8,905,074      8,827,055
                                                                ===========    ===========    ===========

Basic net earnings (loss) per share of common
 Stock                                                          $       .02    $       .00    $      (.37)
                                                                ===========    ===========    ===========
Diluted net earnings (loss) per share of common stock
                                                                $       .02    $       .00    $      (.37)
                                                                ===========    ===========    ===========

The diluted net (loss) per common share calculation, in fiscal 1999 excludes the effect of the Stock Options and Warrants, as the inclusion thereof would be antidilutive.